Exhibit 3.11

ARTICLES OF ORGANIZATION
OF
RCC ATLANTIC LICENSES, LLC

     The undersigned organizer, being a natural person of 18 years of age or older, in order to form a limited liability company under the provisions of Minnesota Statutes, Chapter 322B, hereby adopts the following Articles of Organization:

ARTICLE I

NAME AND REGISTERED OFFICE

     1.01 Name. The name of this limited liability company is RCC Atlantic Licenses, LLC.

     1.02 Registered Office. The location and mailing address of the registered office of this limited liability company in the State of Minnesota is 3905 Dakota Street SW, Alexandria, Minnesota, 56308.

ARTICLE II

MEMBERS AND MEMBERSHIP INTERESTS

     2.01 Membership Interests. The membership interests of this limited liability company shall be ordinary membership interests entitled to vote as provided by law consisting of one class, without series, with equal rights and preferences in all matters unless and until separate classes and/or series of membership interests are authorized by the Board of Governors pursuant to Section 2.02 of these Articles of Organization.

     2.02 Classes and Series of Membership Interests. The Board of Governors of this limited liability company may, from time to time, establish by resolution different classes and/or series of membership interests and may fix the rights and preferences of said membership interests in any class or series.

     2.03 Preemptive Rights. No member of this limited liability company shall have any of the preemptive rights provided in Minn. Stat. Section 322B.33.

     2.04 Cumulative Voting. No member of this limited liability company shall have the right to cumulate his, her or its votes in the election of governors or for any other purpose whatsoever.

     2.05 Transfer of Governance Rights. A member may assign and transfer his, her or its governance rights with less than unanimous consent of the members of this limited liability company if and to the extent permitted in a member control agreement.

ARTICLE III

ORGANIZER

     The name and address of the sole organizer of this limited liability company are as follows: Michael R. Nixt, 4800 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402-4129.

ARTICLE IV

WRITTEN ACTION

     4.01 By Governors. Any action, other than an action requiring member approval, required or permitted to be taken at a meeting of the Board of Governors of this limited liability company may be taken by written action signed by the number of governors required to take the same action at a meeting of the Board of Governors at which all governors were present. Any action requiring member approval required or permitted to be taken at a meeting of the Board of Governors of this limited liability company may be taken by written action signed by all of the governors. The written action is effective when signed by the required number of governors, unless a different effective time is provided in the written action. When written action is taken by less than all of the governors, all governors shall be notified immediately of its text and effective date.

     4.02 By Members. Any action required or permitted to be taken at a meeting of the members may be taken without a meeting by written action signed by the members who own voting power equal to the voting power that would be required to take the same action at a meeting of the members at which all members were present. The written action is effective when signed by the required members, unless a different effective time is provided in the written action. When written action is taken by less than all members, all members shall be notified immediately of its text and effective date.

ARTICLE V

LIMITATION ON GOVERNORS’ LIABILITY

     A governor of this limited liability company shall not be personally liable to this limited liability company or its members for monetary damages for breach of fiduciary duty as a governor; provided, however, that this Article shall not eliminate or limit the liability of a governor to the extent provided by applicable law for (i) liability based on a breach of the duty of loyalty to this limited liability company or its members; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability under Minn. Stat. Sections 322B.56 or 80A.23; (iv) liability for any transaction from which the governor derived an improper personal benefit; or (v) liability for any act or omission occurring prior to the date this Article V becomes effective. If Chapter 322B, the Minnesota Limited Liability Company Act, hereafter is amended to authorize the further elimination or limitation of the liability of governors, then the liability of a governor of this limited liability company, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the amended Chapter 322B, the Minnesota Limited Liability Company Act. Any repeal or modification of this Article by the members of this limited liability company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a governor of this limited liability company existing at the time of such repeal or modification. The provisions of this Article V shall not be deemed to limit or preclude indemnification of a governor by this limited liability company for any liability of a governor which has not been eliminated by the provisions of this Article V.

ARTICLE VI

DURATION AND DISSOLUTION

     6.01 Duration. Unless dissolved earlier according to law, this limited liability company shall have a perpetual duration.

     6.02 Limitations on Dissolution. This limited liability company shall not be dissolved upon the occurrence of any event that terminates the continued membership of a member of this limited liability company, including any of the events listed in Minn. Stat. Section 322B.306, Subdivision 1.

ARTICLE VII

AMENDMENT OF ARTICLES OF ORGANIZATION

     Any amendment of these Articles of Organization may be adopted by the affirmative vote of the owners of record of a majority of the voting power of the outstanding membership interests of each class and series present and entitled to vote, except where a larger proportion is required by law or a member control agreement.

     IN WITNESS WHEREOF, I have hereunto executed these Articles of Organization this 20th day of April, 2004.

/s/ Michael R. Nixt
Michael R. Nixt

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